EXHIBIT 10.4

Kim Dziuk Vice President Human Resources	Swisher International Inc. 4725 Piedmont Row Drive Suite 400 Charlotte, NC 28210 704-602-7135 Phone 877-7-SWISHER Toll Free 704-602-7980 Fax kdziuk@swisherhygiene.com

June 1, 2012

Mr. Brian Krass

Dear Mr. Krass:

I am pleased to offer you employment as Senior Vice President and Chief Financial Officer for Swisher International Inc.   The Chief Financial Officer currently reports to Steven Berrard, Chief Executive Officer.  We would like for you to begin employment as soon as possible but no later than June 11, 2012.

By accepting this position, you agree to work for Swisher International Inc. full-time and follow company guidelines including signing a confidentiality and non-compete agreement.  Please note that this offer is contingent upon a successful background check including references, education, criminal, DMV, drug testing, etc.

As an express condition of employment with Swisher International Inc., you are not to violate any non-compete, non-disclosure or non-solicitation provisions of any Agreement that you may have with former employers. No one from Swisher has the authority to give you contrary instructions and any violation of the terms of the Agreement would be cause for disciplinary action.  Since there is uncertainty as to the enforceability or applicability of the applicable provisions of any agreements that restrict your ability to work for a competitor, you acknowledge that, in the event of a legal challenge to your employment with Swisher, Swisher will have the unconditional rights to choose whether or not to defend such an action against you, and well as whether or not to modify or discontinue your employment.

The compensation for this position is as follows:

Base Salary
$235,000 annually

Bonus
You will be eligible to participate in any bonus plan/program offered by the company to employees of similar title.

Stock Incentive Plan
You will be eligible to participate in the Company’s Stock Incentive Plan as of your first day of employment and shall be entitled to periodic grants consistent with the Company’s policies generally applicable to its employees of comparable rank and status.  You will initially receive a grant of Restricted Stock Units and Non-Qualified Stock Options of two-times base salary; eighty (80) percent of which will be Non-Qualified Stock Options, and twenty (20) percent Restricted Stock Units.  The initial grant will be determined based on the closing price of the stock on the day prior to your employment.   For example, if you started on May 29, 2012, your initial grant would be 235,000 times 2 divided by $2.02 (the close price of the stock as of 05/30/2012) = 232673 shares of stock; approximately 186,138 of Stock Options and 46,535 of Restricted Stock Units.   All stock awards are subject to the consent and approval of the compensation committee.

Benefits
You will be eligible to participate in the Swisher sponsored benefit plans on the first day of the month following 60 days of employment.

This offer is neither a contract of employment nor a legal document.  Employment at Swisher International Inc. is voluntary.  Accordingly, you or Swisher can terminate the relationship at will, with or without cause, at any time so long as there is no violation of applicable federal or state law.

Chemical Programs                                Restroom Sanitation                                Soap and Paper                                          Floor Mats                                Warewashing

We are excited about the prospect of you joining the SWISHER TEAM.  Please complete the second page of this letter and return to me at kdziuk@swisherhygiene.com.  Please call me if you have any further questions.

Sincerely,

Kim Dziuk
Vice President Human Resources

I accept                       X           decline __________________ the offer of Senior Vice President and Chief Financial Officer made by Swisher International Inc.

I am available to begin employment on  June 6, 2012                                                                                                                                .

/s/ Brian Krass	June 1, 2012
Brian Krass	Date